Exhibit 99.1

NEWS RELEASE

IBI (NYSE)

INTERLINE BRANDS, INC. ANNOUNCES PRICING OF

INITIAL PUBLIC OFFERING AT $15.00 PER SHARE

JACKSONVILLE, FLORIDA—December 15, 2004 — Interline Brands, Inc. announced today the pricing of its initial public offering of 12,500,000 shares of its common stock at $15.00 per share, all of which were offered by Interline Brands, Inc. The shares have been approved to trade on The New York Stock Exchange under the symbol “IBI”. Interline Brands will use the net proceeds of the offering to repay a portion of Interline Brands’ indebtedness, make cash payments in respect of Interline Brands’ preferred stock and terminate the interest rate swap agreements of Interline Brands. Any remaining proceeds will be available for general corporate purposes. The underwriters have been granted an option to purchase up to an additional 167,000 shares of common stock from the Company and up to an additional 1,708,000 shares of common stock from certain stockholders of the Company to cover over-allotments, if any. The Company will receive no proceeds from sales of common stock by stockholders.

Credit Suisse First Boston LLC and Lehman Brothers Inc. are joint bookrunning managers of the offering. JP Morgan is a lead manager.

The registration statement relating to the initial public offering of shares of common stock has been declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such shares of common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from Credit Suisse First Boston’s Prospectus Department at One Madison Avenue, level 1B, New York, NY 10010, Tel: 212-325-2580, or Lehman Brothers Inc. c/o ADP Financial Services, Integrated Distribution Services, at 1155 Long Island Avenue, Edgewood, NY 11717,  Tel: 631-254-7106.

ABOUT INTERLINE BRANDS, INC.

Interline Brands, Inc. is a leading direct marketing and specialty distribution company with headquarters in Jacksonville, Florida. Interline provides maintenance, repair and operations products to professional contractors, facilities maintenance professionals, hardware stores, and other customers across North America and Central America.

CONTACT:

Charles Blackmon
Interline Brands, Inc.

801 W. Bay Street
Jacksonville, Florida  32204
904-384-6530